                                                                    EXHIBIT 11.1


            NATIONAL BANCSHARES CORPORATION OF TEXAS AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                    ------------------------
                                                       2001          2000
                                                    ----------    ----------
    BASIC EPS:
    Net income                                      $     0.28    $     0.23
                                                    ==========    ==========
    DILUTED EPS:
    Net income                                      $     0.28    $     0.22
                                                    ==========    ==========

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                    ------------------------
                                                       2001          2000
                                                    ----------    ----------
    Income available to common stockholders         $    1,058    $      939

    Weighted average number of common
        shares used in Basic EPS                     3,771,024     4,149,445
    Effect of dilutive stock options                    56,187        69,723
                                                    ----------    ----------
    Weighted number of common shares
        and dilutive potential common stock
        used in Diluted EPS                          3,827,211     4,219,168
                                                    ==========    ==========
